Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Third Quarter 2007 Results

NEW YORK, OCTOBER 23, 2007 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the third quarter of 2007 increased 14.2% to $202.2 million from $177.1 million in the third quarter of 2006. Diluted earnings per share in the third quarter of 2007 increased 19.2% to $0.62 per share from $0.52 per share in the third quarter of 2006.

Worldwide revenue increased 11.8% to $3,101.4 million from $2,774.3 million in the third quarter of 2006. Domestic revenue for the third quarter of 2007 increased 7.4% to $1,654.9 million compared to $1,540.5 million in the third quarter of 2006. International revenue increased 17.2% to $1,446.5 million compared to $1,233.8 million in the third quarter of 2006.

Net income for the nine months ended September 30, 2007 increased 12.8% to $661.9 million from $586.8 million in the same period in 2006. Diluted earnings per share for the nine months ended September 30, 2007 increased 18.3% to $2.00 per share in 2007 from $1.69 per share in the same period in 2006.

Worldwide revenue for the nine months ended September 30, 2007 increased 11.1% to $9,068.1 million from $8,160.7 million in the same period in 2006. Domestic revenue for the nine months ended September 30, 2007 increased 7.8% to $4,858.4 million from $4,508.9 million in the same period in 2006. International revenue for the nine months ended September 30, 2007 increased 15.3% to $4,209.7 million from $3,651.8 million in the same period in 2006.

437 Madison Avenue, New York, N.Y. 10022. (212) 415-3600 Telex 428245 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended September 30,	2007	2006
Revenue	$3,101.4	$2,774.3
Operating expenses	2,751.2	2,466.9

Operating profit	350.2	307.4
Net interest expense	19.3	26.7

Income before income taxes	330.9	280.7
Income taxes	112.1	92.9

Income after income taxes	218.8	187.8
Equity in earnings of affiliates	8.0	6.3
Minority interests	(24.6)	(17.0)

Net income	$202.2	$177.1

Net income per common share(1)
Basic	$0.62	$0.52
Diluted	$0.62	$0.52
Weighted average shares(1) (in millions)
Basic	324.0	338.8
Diluted	328.2	341.9
Dividend declared per share(1)	$0.150	$0.125
(1)	In connection with our two-for-one stock split distributed on June 25, 2007, which was effected in the form of a 100% stock dividend, all current and prior period per share amounts and weighted average share amounts have been adjusted in accordance with SFAS No. 128, “Earnings per Share.”

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Nine Months Ended September 30,	2007	2006
Revenue	$9,068.1	$8,160.7
Operating expenses	7,940.8	7,151.4

Operating profit	1,127.3	1,009.3
Net interest expense	59.8	67.4

Income before income taxes	1,067.5	941.9
Income taxes	361.4	315.5

Income after income taxes	706.1	626.4
Equity in earnings of affiliates	25.8	17.5
Minority interests	(70.0)	(57.1)

Net income	$661.9	$586.8

Net income per common share(1)
Basic	$2.02	$1.70
Diluted	$2.00	$1.69

Weighted average shares(1) (in millions)
Basic	327.0	344.4
Diluted	331.8	347.5
Dividend declared per share(1)	$0.425	$0.375
(1)	In connection with our two-for-one stock split distributed on June 25, 2007, which was effected in the form of a 100% stock dividend, all current and prior period per share amounts and weighted average share amounts have been adjusted in accordance with SFAS No. 128, “Earnings per Share.”